3rd Quarter 2005 Conference Call

Mr. Hogan - Welcome to our third quarter 2005 conference call. I'll first read the forward-looking statement disclosure and then start the rest of the call.

This conference call will contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements. Please review our disclosures in filings with the Securities Exchange Commission.

First, I will make a brief comment on the quarter. The detailed operating information is posted on our website, and we will not cover that information during the call. David will then provide an update on the current status of the Company and an update regarding the ongoing transition in our business model.

Third Quarter Comments

During the quarter, we made visible progress in terms of regaining revenue in our system. However, cost increases versus the prior year were greater than the revenue progress we made. Accordingly, we earned 9 cents per share. The earnings number, although less than we would like, was consistent with expectations.

The business environment strengthened throughout the quarter, from a fairly soft start, with improvement through August, up to a strong close of September. Our goal during the quarter was to bring on some new accounts and stabilize the freight base. David will discuss more of the details later, but we feel we made some progress in this effort in that the sequential increase in freight revenue per truck per week from the second quarter to the third quarter of 3.6% was the largest increase in the company’s history. Additionally, the 1.1% increase in revenue per truck per week over the strong 2004 period after a flat first half was an encouraging sign that our freight “issues” of the first half are improving. Net of fuel surcharges, our rates have improved from $1.46, to $1.50, to $1.52 during the first three quarters. At the same time, miles per truck were off 8.4% versus the prior year for the first six months of 2005 and off only 4.7% for the third quarter. We see this as a sign of the measured progress we discussed during last quarter’s conference call.

On the cost side, our cost per mile was up substantially versus a year ago, but only slightly on a sequential basis versus the second quarter. Compared with last year, our cost per mile increased 9% while our average freight revenue per total mile increased 6%. The main expense items were driver pay up $.05 per mile, fuel expense net of surcharge revenue up $.01 per mile, and equipment capital costs (depreciation, interest and rentals) were up about $.02 per mile. Miles were down 4.7% versus the prior quarter, which increased our fixed costs on a per mile basis. Additionally, during the quarter we accrued $750 thousand, $.03 per share and $.01 per mile in cost, related to potential bad debts on two customers. One customer is in mediation and the other customer announced a planned liquidation late in the quarter.

On a sequential basis, our costs per mile increased only one cent, which was attributable to fuel. Other than fuel prices, we do not expect our costs to increase materially in the next couple of quarters. Based on the low number of unseated trucks we do not expect to raise driver pay for at least a couple of quarters, and 100% of our tractor fleet is equipped with post 2002 engines.

Our balance sheet debt decreased by $11 million from June 30 primarily because of $7 million in equipment dispositions in excess of equipment purchases. Our off balance sheet debt decreased by $6 million to $104 million, excluding the residual portion of leases where we have trade back arrangements. The decrease in balance sheet debt was a temporary phenomenon resulting from the sale and short-term rent back of approximately 600 2000 model year dry van trailers. Additionally, we negotiated the swap out of 1200 1998 and 1999 dry van leased trailers with the lessor. The 1800 trailers will be replaced over the next year as new trailers are delivered. After the completion of this transaction, the oldest trailer will we be operating will be a 2001 model year trailer. This continues our equipment strategy of operating a newer revenue equipment fleet in order to minimize operating costs and maximize residual opportunities. We continue to be comfortably within all debt covenants and have ample borrowing capacity.

That wraps up my discussion of the quarter. As a reminder, for additional financial statistics please see our website. Now let me turn it over to David to talk about the current status of the Company's operations.

Mr. Parker - Thanks Joey.

The main focus of our management team continues to be aligning our operations around our four service offerings—expedited team, refrigerated, dedicated, and regional. We first announced this plan last quarter and have made significant progress in the past 90 days. The highlights include the following:

•	Implemented separate refrigerated, dedicated, expedited team, and regional operations, with separate measurement of key operating statistics and General Managers.
•	Designated internal candidates with substantial experience and proven success to lead the expedited team division.
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Hired external candidates to lead the refrigerated and regional operations, each of whom has substantial experience for leading companies in their designated area of responsibility. The head of our refrigerated operation is Jeff Taylor, formerly Vice President of Operations and Sales of Jim Palmer Trucking. The head of our regional operation will be Jeff Paulsen, who helped establish the Southeast region for Werner Enterprises and most recently managed Werner's field sales effort. He will join us this week.

The early results on the separated Refrigerated and Expedited divisions are very encouraging.

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Refrigerated Division - Revenue per truck has increased 28% while our length of haul has grown 14% to 1,429. Our total refrigerated operations, including our SRT subsidiary, grew revenue during the quarter by 40% over the third quarter of 2004.

•	Expedited Division - Revenue per truck has increased 8% while our length of haul has grown 23% to 1,477. Our expedited division grew its revenue by 14% during the quarter over the 2004 period.
•	Additionally, the driver turnover has decreased about 30 basis points on both divisions from their highs of this year.

As I stated last quarter, the realignment of our company will take time. I want to emphasize that the results I just discussed are very early. However, our whole management team is encouraged by the progress to date on these two divisions. I would recommend that you visit our website and review the conference call script from the second quarter to review in detail our thought process regarding this restructuring.

Another major area of emphasis has been to “refill the freight bucket” after we lost some freight earlier this year. We’ve added or increased our volume significantly with 5 to 10 strategic accounts during 2005 and have won back some incremental business with other accounts that reduced our volume during the first half of the year. We believe the impact of this additional freight is beginning to show. While our utilization was down versus a year ago by about 8% during the first half, cutting that shortfall versus a year ago during the third quarter to a 4.7% shortfall compared to a very strong 2004 period shows me some nice improvement. We were also able to continue to raise rates and revenue per truck. As we continue our work on aligning the company around business units, our short term goals will be to continue to improve our revenue per truck per week as rapidly as the market will allow.

Regarding the market in general, we believe the relationship between freight demand and truck capacity remains favorable. We are not seeing an influx of capacity into the marketplace. Demand has been good and qualified drivers remain a scarce commodity. Given driver demographics, high fuel prices, and the potential for additional increases in truck prices into the 2007 emissions requirements, we do not expect additional capacity to flood the market. Absent a significant economic pullback, we view the freight environment as likely to be favorable for the foreseeable future.

I will comment briefly on our plans for our tractor fleet, as that has been a topic of some interest with 2007 approaching. We operate about 3200 company trucks. In 2005, we replaced almost 1,100 tractors. For 2006, we have orders placed for over 2100 new trucks all or substantially all of which are replacements. Of this 2100 truck order, about 500 to 600 trucks are what I would call a “pre buy” against 2007. Accordingly, by the end of 2006, we expect that our oldest truck will be two years old, with most being one year or less and an average age of about 12 months. Based on our normal cycle of fleet age, we would trade out about 500 trucks in 2007—the ones which were assigned to teams in 2005. However, based on our average fleet age and the ability to re-assign trucks within our solo and team operations, we expect to enter 2007 with significant flexibility to purchase or not purchase 2007 model-year tractors depending on our evaluation of the cost, fuel mileage, and reliability of the new models.

At this point I am going to turn it back over to Joey for a few comments on our expectations for the rest of the year.

Joey Hogan—Thanks David. Regarding our expectations for the fourth quarter, there are two items to focus on that will be important differences when compared to the fourth quarter of 2004. First, based on our view of the freight market David expressed above and continued progress on our operational plan, we expect average freight revenue per loaded mile to increase sequentially by about 1% and average miles per tractor per week to decrease against the 2004 quarter, but about the same amount as in the third quarter. Accordingly, we expect average freight revenue per tractor per week to increase sequentially from the third quarter of 2005, but slightly—less than one half of one percent. Second, based on current price levels, we expect fuel costs (before fuel surcharge) to increase sequentially by 20% to 25% in the fourth quarter of 2005 compared with the third quarter of 2005. We also expect to recover the same percentage in fuel surcharge from our customers, but the absolute size of the uncollected amount continues to grow. So, therefore we expect fuel costs, net of surcharge, to be $.03 to $.04 per mile higher sequentially when compared to the third quarter of 2005. We expect our other costs to be flat with the third quarter on a per mile basis. In summary based on these trends, we expect our costs to increase $.02 to $.03 per mile more than revenue does on a sequential basis versus the third quarter of 2005.

We will now open up the call for any questions that you may have.